EXHIBIT 11.1 STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS

(in thousands, except for
earnings per                    1996             1995              1994
share data)
                                     Fully            Fully             Fully
                           Primary Diluted  Primary  Diluted  Primary Diluted
Share calculation:
Average number of common
 shares outstanding        8,445    8,445   8,330    8,330    6,858    6,858

Common stock equivalents
due to assumed exercise
 of options                  518      578     406      514        -        -
Common stock equivalents
due to assumed exercise of
preferred stock               -        -       -      546        -        -
Total common shares and
common stock              8,963    8,963   8,736    9,390    6,858    6,858
equivalents
Adjustments to net income:
Net income              $19,158  $19,158 $12,902  $12,902 $(25,136) $(25,136)
Less:  Preferred dividend requirements
based on average
number of preferred           -        -   (335)        -        -        -
shares
Net income available to common
shareholders            $19,158 $19,158 $12,567  $12,902 $(25,136) $(25,136)

Earnings per share        $2.14    $2.14   $1.44    $1.37  $(3.67)  $(3.67)